Aaron’s, Inc. Raises Third Quarter Revenues and Earnings Outlook

ATLANTA, September 10, 2020 - Aaron's, Inc. (NYSE: AAN), a leading omnichannel provider of lease-purchase solutions, today provided a business update for the third quarter of 2020.

“While there remains uncertainty related to the pandemic, including unemployment, government stimulus, and global supply chain challenges, with two months behind us, we are in a position to update the market on our expectations for the third quarter,” said John Robinson, Aaron’s, Inc. President and Chief Executive Officer. “Our businesses are performing very well in the quarter, with strong customer payment activity and lease portfolio performance driving better than expected financial results. At the same time, new lease originations continue to face some headwinds due in part to our more conservative approach to lease decisioning and pandemic-related issues, including supply chain disruptions. Based on our results to date, we are raising our third quarter outlook.”

Updated Third Quarter Outlook

Consolidated Results

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The Company expects revenues in a range of $1.00 billion to $1.02 billion, adjusted EBITDA between $140 million and $150 million, and non-GAAP earnings per share between $1.40 and $1.50. These estimates assume no reversal of incremental COVID-related reserves established in the first quarter of 2020.

Progressive Leasing

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Progressive expects revenues in a range of $575 million to $585 million and EBITDA between $100 million and $105 million. These estimates assume no reversal of incremental COVID-related reserves established in the first quarter of 2020.

•	Year-over-year invoice growth for the third quarter is expected to be in the low-to-mid single digit percentage range, sequentially higher than the second quarter of 2020.

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The Company believes Progressive has adequately reserved for the future impact of COVID-related write-offs and, at this time, does not anticipate incremental COVID-related charges in the third quarter. Write-offs for the third quarter are expected to be between 1.5% and 2.5%.

The Aaron’s Business

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The Aaron’s Business expects revenues in a range of $415 million to $425 million and adjusted EBITDA between $43 million and $48 million. These estimates assume no reversal of incremental COVID-related reserves established in the first quarter of 2020.

•	The Company expects same store revenue growth of 4% to 6%.

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The Company believes the Aaron’s Business has adequately reserved for the future impact of COVID-related write-offs and, at this time, does not anticipate incremental COVID-related charges in the third quarter. Write-offs for the third quarter are expected to be between 3% and 4%.

Reconciliation of non-GAAP Items

	Q3 2020 Range
EPS:	Low	High

Projected Earnings per Share Assuming Dilution	$1.30	$1.40
Add: Projected Intangible Amortization Expense	0.08	0.08
Add: Projected Restructuring Expense	0.02	0.02
Projected Non-GAAP Earnings Per Share Assuming Dilution	$1.40	$1.50

	Q3 2020 Ranges
EBITDA: ($ in thousands)	Progressive Leasing	Aaron’s Business	Consolidated Total (1)

Estimated Net Earnings			$85,700 - $93,400
Income Taxes (2)			24,200 - 26,500
Projected Earnings Before Income Taxes	89,000 - 94,000	25,100 - 30,100	109,900 - 119,900
Interest Expense	3,200	(1,900)	2,200
Depreciation	2,400	16,700	19,300
Amortization	5,400	1,700	7,200
Projected EBITDA	$100,000 - $105,000	$41,600 - $46,600	$138,600 - $148,600
Restructuring Expense	—	1,400	1,400
Projected Adjusted EBITDA	$100,000 - $105,000	$43,000 - $48,000	$140,000 - $150,000
(1) Includes Progressive Leasing, Aaron's Business and Vive Financial.
(2) Taxes are calculated on a consolidated basis and are not identifiable by Company segments.

About Aaron’s, Inc.

Headquartered in Atlanta, Aaron’s, Inc. (NYSE: AAN), is a leading omnichannel provider of lease-purchase solutions. Progressive Leasing provides lease-purchase solutions through approximately 20,000 retail partner locations in 46 states and the District of Columbia, including e-commerce merchants. The Aaron’s Business engages in the sales and lease ownership and specialty retailing of furniture, home appliances, consumer electronics and accessories through its approximately 1,400 Company-operated and franchised stores in 47 states, Puerto Rico and Canada, as well as its e-commerce platform, Aarons.com. Vive Financial provides a variety of second-look credit products that are originated through federally insured banks. For more information, visit investor.aarons.com, Aarons.com, ProgLeasing.com, and ViveCard.com.

Safe Harbor

Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding our business that are not historical facts are "forward-looking statements" that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements.  Such forward-looking statements generally can be identified by the use of forward-looking terminology, such as “outlook,” “uncertainty,” “update,” "believe,” “expect,” and similar terminology.  These risks and uncertainties include factors such as the effects on our business from the COVID-19 pandemic, including its impact on our revenue and overall financial performance and the manner in which we are able to conduct our operations, including global supply chain challenges; increased levels of unemployment related to the pandemic and whether there will be any additional government stimulus or supplemental unemployment benefits payments, and the amounts and timing of any such payments; increases in lease merchandise write-offs and the provision for returns and uncollectible renewal payments in light of the impact of the COVID-19 pandemic; and the other risks and uncertainties discussed under "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020. Statements in this press release that are "forward-looking" include without limitation statements about our expectations regarding our consolidated third quarter 2020 revenues, adjusted EBITDA and non-GAAP earnings per share; customer payment activity and the performance of our lease portfolios; third quarter revenues, EBITDA and invoice growth for Progressive Leasing; the level of write-offs in the third quarter for Progressive Leasing and the adequacy of its reserves related to write-offs; whether there will be any incremental COVID-related charges taken by Progressive Leasing during the third quarter; revenues, adjusted EBITDA and same store revenues growth for our Aaron’s Business; the level of write-offs in the third quarter for the Aaron’s Business and the adequacy of its reserves related to write-offs; and whether there will be any incremental COVID-related charges taken by the Aaron’s Business during the third quarter. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances after the date of this press release.

Contact

Aaron’s, Inc.
Michael P. Dickerson
Vice President, Corporate Communications & Investor Relations
678-402-3590
mike.dickerson@aarons.com